Exhibit 99.1 News Release
Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors)
dwayne.blake@hii-co.com
757-380-2104

Huntington Ingalls Industries Reports Third Quarter 2020 Results

•Revenues were $2.3 billion in the quarter
•Operating margin was 9.6%
•Diluted earnings per share was $5.45
•Cash from operations was $222 million, and free cash flow1 was $160 million
•Backlog of $45.3 billion

NEWPORT NEWS, Va. (Nov. 5, 2020) - Huntington Ingalls Industries (NYSE:HII) reported third quarter 2020 revenues of $2.3 billion, up 4.3% from the third quarter of 2019. The increase was driven by growth at both HII's Newport News and Ingalls Shipbuilding divisions.

Operating income in the quarter was $222 million and operating margin was 9.6%, compared to $214 million and 9.6%, respectively, in the third quarter of 2019. The increase in operating income was mainly the result of a higher operating FAS/CAS adjustment, partially offset by lower segment operating income, compared to the prior year.

Net earnings in the quarter were $222 million, compared to $154 million in the third quarter of 2019. The increase in net earnings was the result of lower federal income taxes due to a claim for higher research and development tax credits for prior years and a favorable change in the non-operating portion of retirement benefits, as well as higher operating income, partially offset by higher interest expense. Diluted earnings per share in the quarter was $5.45, compared to $3.74 in the same period of 2019.

Third quarter cash from operations was $222 million and free cash flow1 was $160 million, compared to $363 million and $250 million, respectively, in the third quarter of 2019.

New contract awards in the quarter were approximately $1.6 billion, bringing total backlog to approximately $45.3 billion as of Sept. 30, 2020.

“We are very pleased with shipbuilding program execution in the quarter, particularly as we continue to navigate our way through the challenges posed by COVID-19,” said Mike Petters, HII’s president and CEO. “In addition to achieving a number of key shipbuilding program milestones during the quarter, we also broke ground on our Unmanned Systems Center of Excellence, a facility purpose-built for unmanned systems prototyping, production and testing as we continue to invest in and expand our unmanned capabilities."

1Non-GAAP measure. See Exhibit B for definition and reconciliation.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit 99.1 News Release

COVID-19 Update

"We continue to aggressively manage our response to the ongoing COVID-19 pandemic. The health and safety of our employees remains paramount as we continue our important work to support the nation’s defense,” said Petters. "The rate of new cases has stabilized in our shipyards, and we are maintaining a sustainable and manageable level of attendance. This has been driven by our ability to start rapid testing of employees and move them out of quarantine and back to work in a prudent way. While this has proven to be successful, the dynamic nature of this virus will force us to continue refining our policies to adapt to changing circumstances."

Financial Outlook

•Expect FY20 shipbuilding revenue of approximately $7.9 billion; shipbuilding operating margin1 between 5.5% and 6.5%
•Expect FY20 Technical Solutions revenue of approximately $1.25 billion and segment operating margin1 of approximately 2.6%
•Expect FY20 free cash flow1 of >$500 million
•Expect cumulative FY20 and FY21 free cash flow1 of approximately $900 million
•Expect cumulative FY20-FY24 free cash flow1 of approximately $3 billion

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Results of Operations

	Three Months Ended				Nine Months Ended
	September 30				September 30
($ in millions, except per share amounts)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Sales and service revenues	$2,314	$2,219	$95	4.3%	$6,604	$6,487	$117	1.8%
Operating income	222	214	8	3.7%	494	550	(56)	(10.2)%
Operating margin %	9.6%	9.6%		(5) bps	7.5%	8.5%		(100) bps
Segment operating income[1]	162	191	(29)	(15.2)%	313	458	(145)	(31.7)%
Segment operating margin %[1]	7.0%	8.6%		(161) bps	4.7%	7.1%		(232) bps
Net earnings	222	154	68	44.2%	447	400	47	11.8%
Diluted earnings per share	$5.45	$3.74	$1.71	45.7%	$10.98	$9.66	$1.32	13.7%

Pension Adjusted Figures
Net earnings[2]	152	133	19	14.3%	230	319	(89)	(27.9)%
Diluted earnings per share[2]	$3.73	$3.23	$0.50	15.5%	$5.65	$7.71	$(2.06)	(26.7)%
[1] Non-GAAP measures that exclude non-segment factors affecting operating income. See Exhibit B for definitions and reconciliations.
[2] Non-GAAP measures that exclude the impacts of the FAS/CAS Adjustment. See Exhibit B for reconciliation.

Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended				Nine Months Ended
	September 30				September 30
($ in millions)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Revenues	$675	$647	$28	4.3%	$1,926	$1,853	$73	3.9%
Segment operating income[1]	62	61	1	1.6%	185	176	9	5.1%
Segment operating margin %[1]	9.2%	9.4%		(24) bps	9.6%	9.5%		11 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Ingalls Shipbuilding revenues for the third quarter of 2020 were $675 million, an increase of $28 million from the same period in 2019, primarily driven by higher revenues in surface combatants and the Legend-class National Security Cutter (NSC) program, partially offset by lower revenues in amphibious assault ships. Surface combatant revenues increased due to higher volumes on Ted Stevens (DDG 128), Jeremiah Denton (DDG 129), Thad Cochran (DDG 135), and George M. Neal (DDG 131), partially offset by lower volumes on USS Fitzgerald (DDG 62) restoration and modernization. Revenues on the Legend-class NSC program increased due to higher volumes on Stone (NSC 9) and Calhoun (NSC 10), partially offset by lower volume on Friedman (NSC 11). Amphibious assault ship revenues decreased as a result of lower volumes on Tripoli (LHA 7) and Richard M. McCool Jr. (LPD 29), partially offset by higher volume on Harrisburg (LPD 30).

Ingalls Shipbuilding segment operating income for the third quarter was $62 million, an increase of $1 million from the same period last year. Segment operating margin in the quarter was 9.2%, compared to 9.4% in the same period last year.

Key Ingalls Shipbuilding milestones for the quarter:
•Completed sea trials for Legend-class National Security Cutter Stone (NSC 9)
•Achieved electronic systems light-off for Fort Lauderdale (LPD 28)

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Newport News Shipbuilding

	Three Months Ended				Nine Months Ended
	September 30				September 30
($ in millions)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Revenues	$1,358	$1,274	$84	6.6%	$3,821	$3,832	$(11)	(0.3)%
Segment operating income[1]	79	121	(42)	(34.7)%	105	273	(168)	(61.5)%
Segment operating margin %[1]	5.8%	9.5%		(368) bps	2.7%	7.1%		(438) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Newport News Shipbuilding revenues for the third quarter of 2020 were $1.4 billion, an increase of $84 million, or 6.6%, from the same period in 2019, driven by higher revenues in submarine and aircraft carrier construction, as well as fleet support services. Submarine revenues increased primarily as a result of higher volumes on Block V boats of the Virginia-class program and the Columbia-class program, partially offset by lower volumes on Block III boats of the Virginia-class program. Aircraft carrier revenues increased primarily as a result of higher volumes on Enterprise (CVN 80) and the advance planning contract for the refueling and complex overhaul (RCOH) of USS John C. Stennis (CVN 74), as well as higher volume on Doris Miller (CVN 81), partially offset by lower volumes on the RCOH of USS George Washington (CVN 73), John F. Kennedy (CVN 79) and USS Gerald R. Ford (CVN 78).

Newport News Shipbuilding segment operating income for the third quarter was $79 million, compared to operating income of $121 million from the same period last year. Segment operating margin was 5.8% for the quarter, compared to 9.5% in the same period last year. These decreases were primarily due to lower risk retirement on the Virginia-class submarine program and the use of lower profit booking rates following the second quarter reset of cost and schedule expectations. Additionally, results were impacted by lower risk retirement on fleet support services compared to the prior year period, which benefited from contract actions related to work on Los Angeles-class submarines.

Key Newport News Shipbuilding milestones for the quarter:
•John F. Kennedy (CVN 79) is approximately 76% complete
•Commencement of shore steam testing on USS George Washington (CVN 73) RCOH, which is approximately 81% complete
•Christened the Virginia-class submarine Montana (SSN 794)

Technical Solutions

	Three Months Ended				Nine Months Ended
	September 30				September 30
($ in millions)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Revenues	$320	$326	$(6)	(1.8)%	$957	$887	70	7.9%
Segment operating income[1]	21	9	$12	133.3%	23	9	14	155.6%
Segment operating margin %[1]	6.6%	2.8%		380 bps	2.4%	1.0%		139 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Technical Solutions revenues for the third quarter of 2020 were $320 million, a decrease of $6 million from the same period in 2019, primarily driven by lower revenue at the San Diego Shipyard due to the conclusion of several repair contracts, partially offset by the acquisition of Hydroid in March 2020.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Technical Solutions segment operating income for the third quarter was $21 million, compared to segment operating income of $9 million in the third quarter of 2019. The increase was primarily driven by improved performance in Defense and Federal Solutions following the successful integration of recent acquisitions and post-acquisition cost synergies.

Key Technical Solutions milestones for the quarter:
•Nationwide Remediation Partners, a joint venture led by HII Nuclear, was awarded a contract to provide nationwide deactivation, decommissioning and removal services at excess DOE facilities. The multiple award contract has a 10-year ordering period, with a maximum ordering ceiling of $3 billion
•Awarded a contract by the U.S. Navy to continue providing logistics support products and services to the Naval Expeditionary Logistics Support Group
•Broke ground on a new Unmanned Systems Center of Excellence in Hampton, Virginia, which will be purpose-built for unmanned systems prototyping, production and testing
•Completed a strategic equity investment in Sea Machines Robotics, Inc., a Boston-based autonomous technology company that specializes in advanced software for unmanned surface vessels

2020 Outlook

The financial outlook, expectations and other forward looking statements provided by the company for 2020 and beyond, reflect the company's judgment based on the information available at the time of this release.

The COVID-19 global pandemic has had wide ranging effects on the global health environment and disrupted the global and U.S. economies and financial markets, including impacts to our employees, customers, suppliers, and communities. The pandemic is also impacting our operations, and the full impacts of COVID-19 on our fiscal year 2020 financial results and beyond are uncertain. We believe that the most significant elements of uncertainty are the intensity and duration of the impact on our employees’ ability to work effectively, disruption in our supply chain, disruption of the U.S. Government's and our other customers' abilities to perform their obligations, and impact on pension assets and other investment performance.

We have incurred and expect to continue incurring costs related to our COVID-19 response, including paid leave, quarantining employees and recurring facility cleaning. While our shipyards and other facilities remain open and productive, we have experienced a decrease in workforce attendance, which has impacted our operations with delay and disruption from the lack of availability of critical skills and out-of-sequence work. Continued lower staffing levels and lower employee productivity could impact our ability to achieve anticipated milestones and further affect our 2020 financial results and beyond.

Our employees, suppliers, customers, and communities are facing significant challenges, and we cannot predict how the COVID-19 environment will evolve or the impact it will have. For further information on the potential impact of COVID-19 to the company, see “Risk Factors” in our third quarter Form 10-Q.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

	2020 Prior Outlook (Aug. 2020)	2020 Revised Outlook (Nov. 2020)
Shipbuilding Revenue[1]	$7.6B - $7.9B	~$7.9B
Shipbuilding Operating Margin[1]	5.5% - 6.5%	5.5% - 6.5%
Technical Solutions Revenue[2] Technical Solutions Revenue (Ex. UPI & SDSY)	$1.2B - $1.25B $0.9B - $1.0B	~$1.25B ~$0.95B
Technical Solutions Segment Operating Margin[2] Technical Solutions Segment Operating Margin (Ex. UPI & SDSY)	2.0% - 2.4% 2.8% - 3.2%	~2.6% ~3.3%
Technical Solutions EBITDA Margin[1,2] Technical Solutions EBITDA Margin (Ex. UPI & SDSY)[1]	5.7% - 6.0% 7.7% - 8.0%	~6.2% ~8.2%

Operating FAS/CAS Adjustment	$247M	$247M
Non-current State Income Tax Expense	$10M	$10M
Interest Expense[3]	$106M	$112M
Non-operating Retirement Benefit	$120M	$120M
Effective Tax Rate	~21%	~15%

Depreciation & Amortization	~$250M	~$250M
Capital Expenditures	~5% of Sales	~4.5% of Sales
Free Cash Flow[1]	>$500M	>$500M

1 Non-GAAP measures. See Exhibit B for definitions.
2 Includes results from San Diego Shipyard and Universal Pegasus International through Dec. 2020.
3 Includes a $15M call premium for 5.0% senior notes due 2025, being redeemed in Nov. 2020.

About Huntington Ingalls Industries

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division supports national security missions around the globe with unmanned systems, defense and federal solutions, and nuclear and environmental services. Headquartered in Newport News, Virginia, HII employs more than 42,000 people operating both domestically and internationally. For more information, please visit www.huntingtoningalls.com.

Conference Call Information

Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. Eastern time today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.huntingtoningalls.com. A telephone replay of the conference call will be available from noon today through Thursday, November 12 by calling toll-free (877) 344-7529 or (412) 317-0088 and using conference ID 10148472.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Forward-Looking Statements
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; health epidemics, pandemics and similar outbreaks, including the COVID-19 pandemic; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended September 30		Nine Months Ended September 30
(in millions, except per share amounts)	2020	2019	2020	2019
Sales and service revenues
Product sales	$1,699	$1,545	$4,743	$4,555
Service revenues	615	674	1,861	1,932
Sales and service revenues	2,314	2,219	6,604	6,487
Cost of sales and service revenues
Cost of product sales	1,388	1,246	3,931	3,754
Cost of service revenues	490	556	1,550	1,634
Income from operating investments, net	6	6	19	15
General and administrative expenses	220	209	648	564
Operating income	222	214	494	550
Other income (expense)
Interest expense	(27)	(18)	(68)	(52)
Non-operating retirement benefit	29	3	89	8
Other, net	2	(1)	(8)	5
Earnings before income taxes	226	198	507	511
Federal and foreign income taxes	4	44	60	111
Net earnings	$222	$154	$447	$400

Basic earnings per share	$5.47	$3.74	$11.01	$9.66
Weighted-average common shares outstanding	40.6	41.2	40.6	41.4

Diluted earnings per share	$5.45	$3.74	$10.98	$9.66
Weighted-average diluted shares outstanding	40.7	41.2	40.7	41.4

Dividends declared per share	$1.03	$0.86	$3.09	$2.58

Net earnings from above	$222	$154	$447	$400
Other comprehensive income
Change in unamortized benefit plan costs	24	25	70	74
Other	1	1	—	1
Tax expense for items of other comprehensive income	(6)	(7)	(18)	(19)
Other comprehensive income (loss), net of tax	19	19	52	56
Comprehensive income	$241	$173	$499	$456

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions)	September 30, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$744	$75
Accounts receivable, net of allowance for doubtful accounts of $1 million as of 2020 and $3 million as of 2019	492	318
Contract assets	1,134	989
Inventoried costs, net	152	136
Income taxes receivable	163	148
Assets held for sale	154	95
Prepaid expenses and other current assets	42	24
Total current assets	2,881	1,785
Property, plant, and equipment, net of accumulated depreciation of $2,009 million as of 2020 and $1,961 million as of 2019	2,907	2,832
Other Assets
Operating lease assets	187	201
Goodwill	1,577	1,373
Other intangible assets, net of accumulated amortization of $640 million as of 2020 and $599 million as of 2019	527	492
Deferred tax assets	97	108
Miscellaneous other assets	269	240
Total assets	$8,445	$7,031

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (continued)

($ in millions)	September 30, 2020	December 31, 2019
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$429	$497
Accrued employees’ compensation	320	265
Current portion of postretirement plan liabilities	130	130
Current portion of workers’ compensation liabilities	233	225
Contract liabilities	604	373
Liabilities held for sale	86	77
Other current liabilities	431	323
Total current liabilities	2,233	1,890
Long-term debt	2,278	1,286
Pension plan liabilities	728	975
Other postretirement plan liabilities	374	380
Workers’ compensation liabilities	470	457
Long-term operating lease liabilities	153	164
Other long-term liabilities	329	291
Total liabilities	6,565	5,443
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 53.3 million shares issued and 40.5 million shares outstanding as of September 30, 2020, and 53.2 million shares issued and 40.8 million shares outstanding as of December 31, 2019	1	1
Additional paid-in capital	1,964	1,961
Retained earnings	3,330	3,009
Treasury stock	(2,058)	(1,974)
Accumulated other comprehensive loss	(1,357)	(1,409)
Total stockholders’ equity	1,880	1,588
Total liabilities and stockholders’ equity	$8,445	$7,031

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30
($ in millions)	2020	2019
Operating Activities
Net earnings	$447	$400
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	136	126
Amortization of purchased intangibles	41	35
Amortization of debt issuance costs	5	2
Provision for doubtful accounts	(2)	(5)
Stock-based compensation	16	19
Deferred income taxes	(7)	42
Loss (gain) on investments in marketable securities	(3)	(6)
Asset impairments	13	—
Change in
Accounts receivable	(164)	(223)
Contract assets	(63)	(197)
Inventoried costs	(5)	(14)
Prepaid expenses and other assets	(60)	(56)
Accounts payable and accruals	315	147
Retiree benefits	(183)	56
Other non-cash transactions, net	5	4
Net cash provided by operating activities	491	330
Investing Activities
Capital expenditures
Capital expenditure additions	(220)	(349)
Grant proceeds for capital expenditures	17	71
Acquisitions of businesses, net of cash received	(377)	(195)
Other investing activities, net	(6)	3
Net cash used in investing activities	(586)	(470)
Financing Activities
Proceeds from issuance of long-term debt	1,000	—
Proceeds from revolving credit facility borrowings	385	5,048
Repayment of revolving credit facility borrowings	(385)	(4,784)
Debt issuance costs	(13)	—
Dividends paid	(126)	(107)
Repurchases of common stock	(84)	(202)
Employee taxes on certain share-based payment arrangements	(13)	(23)
Net cash provided by (used in) financing activities	764	(68)
Change in cash and cash equivalents	669	(208)
Cash and cash equivalents, beginning of period	75	240
Cash and cash equivalents, end of period	$744	$32
Supplemental Cash Flow Disclosure
Cash paid for income taxes	$106	$124
Cash paid for interest	$33	$40
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$8	$12
Accrued repurchases of common stock	$—	$2

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to "segment operating income," "segment operating margin," "shipbuilding revenue," "shipbuilding operating margin," "Technical Solutions EBITDA margin," "adjusted net earnings," "adjusted diluted earnings per share" and "free cash flow."

We internally manage our operations by reference to segment operating income and segment operating margin, which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income, segment operating margin and shipbuilding operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Adjusted net earnings and adjusted diluted earnings per share are not measures recognized under GAAP. They should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. We believe these measures are useful to investors because they exclude items that do not reflect our core operating performance. They may not be comparable to similarly titled measures of other companies.

Shipbuilding revenue, shipbuilding operating margin and Technical Solutions EBITDA margin are not measures recognized under GAAP. They should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. They may not be comparable to similarly titled measures of other companies.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Segment operating income (loss) is defined as operating income (loss) for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income (loss) as a percentage of sales and service revenues.

Shipbuilding revenue is defined as the combined sales and service revenues from our Newport News Shipbuilding segment and Ingalls Shipbuilding segment.

Shipbuilding operating margin is defined as the combined segment operating margin of our Newport News Shipbuilding segment and Ingalls Shipbuilding segment as a percentage of combined sales and service revenues from our Newport News Shipbuilding segment and Ingalls Shipbuilding segment.

Technical Solutions EBITDA margin is defined as Technical Solutions segment operating income before interest expense, income taxes, depreciation, and amortization as a percentage of revenues.

Adjusted net earnings is defined as net earnings adjusted for the after-tax impact of the FAS/CAS Adjustment.

Adjusted diluted earnings per share is defined as adjusted net earnings divided by the weighted-average diluted common shares outstanding.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures net of related grant proceeds.

FAS/CAS Adjustment is defined as the difference between expenses for pension and other postretirement benefits determined in accordance with GAAP (FAS) and the expenses determined in accordance with U.S. Cost Accounting Standards (CAS).

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

Reconciliations of Segment Operating Income and Segment Operating Margin

	Three Months Ended		Nine Months Ended
	September 30		September 30
($ in millions)	2020	2019	2020	2019
Ingalls revenues	$675	$647	$1,926	$1,853
Newport News revenues	1,358	1,274	3,821	3,832
Technical Solutions revenues	320	326	957	887
Intersegment eliminations	(39)	(28)	(100)	(85)
Sales and Service Revenues	2,314	2,219	6,604	6,487

Operating Income	222	214	494	550
Operating FAS/CAS Adjustment	(60)	(23)	(186)	(94)
Non-current state income taxes	—	—	5	2
Segment Operating Income	162	191	313	458
As a percentage of sales and service revenues	7.0%	8.6%	4.7%	7.1%
Ingalls operating income	62	61	185	176
As a percentage of Ingalls revenues	9.2%	9.4%	9.6%	9.5%
Newport News operating income	79	121	105	273
As a percentage of Newport News revenues	5.8%	9.5%	2.7%	7.1%
Technical Solutions operating income	21	9	23	9
As a percentage of Technical Solutions revenues	6.6%	2.8%	2.4%	1.0%

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions, except per share amounts)	2020	2019	2020	2019

Net earnings	$222	$154	$447	$400
After-tax FAS/CAS adjustment(1)	(70)	(21)	(217)	(81)
Adjusted Net Earnings	$152	$133	$230	$319

Diluted earnings per share	$5.45	$3.74	$10.98	$9.66
After-tax FAS/CAS adjustment per share(1)	(1.72)	(0.51)	(5.33)	(1.95)
Adjusted Diluted EPS**	$3.73	$3.23	$5.65	$7.71

(1) FAS/CAS Adjustment	$(89)	$(26)	$(275)	$(102)
Tax effect*	(19)	(5)	(58)	(21)
After-tax impact	(70)	(21)	$(217)	$(81)
Weighted-average diluted shares outstanding	40.7	41.2	40.7	41.4
Per share impact**	$(1.72)	$(0.51)	$(5.33)	$(1.95)

*The income tax impact is calculated using the tax rate in effect for the relevant non-GAAP adjustment.
**Amounts may not recalculate exactly due to rounding.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions)	2020	2019	2020	2019
Net cash provided by operating activities	$222	$363	$491	$330
Less capital expenditures:
Capital expenditure additions	(70)	(115)	(220)	(349)
Grant proceeds for capital expenditures	8	2	17	71
Free cash flow	$160	$250	$288	$52

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com